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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Loronix Information Systems, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-93730, 333-06165, 333-49217 and 333-87399) on Form S-8 of Loronix
Information Systems, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheet of Loronix Information Systems, Inc. and subsidiary as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-KSB of Loronix Information Systems, Inc.




/s/ KPMG LLP
San Diego, California
March 27, 2000















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